EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-123223 and Form S-8 No. 333-150961) pertaining to the Pulte Homes, Inc. 401(k) Plan of our report dated June 9, 2008, with respect to the financial statements and schedule of the Pulte Homes, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Detroit, Michigan
June 9, 2008